                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D~C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 22, 2000
                                                       (February 4, 2000)

                          WESTERN GAS RESOURCES, INC.

             (Exact name of registrant as specified in its charter)

     Delaware                                   1-10389              84-1127613

(State or other jurisdiction of incorporation)  (Commission          (I.R.S. Employer
                                                File Number)         Identification No.)



12200 N. Pecos Street                           Denver, Colorado     80234-3439

(Address of principal executive offices)                             (Zip Code)

                                (303) 452-5603
             (Registrant's telephone number, including area code)

                                  No Changes
        (Former name or former address, if changed since last report).
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ITEM 2.  Disposition of Assets

We have sold all of the outstanding stock of our wholly-owned subsidiary, Western Gas Resources-California, Inc., to Calpine Corporation for $14.9 million on January 31, 2000. The only asset of WGR-California was a 162-mile pipeline in the Sacramento Basin of California. The pipeline was acquired through the exercise of an option by WGR-California in a transaction which closed simultaneously with the sale of the Company. We will recognize an after tax gain on the sale of approximately $3.8 million, or $.12 per share of common stock in the first quarter of 2000.

ITEM 5.  Other Events

On February 2, 2000, Western reached a confidential settlement on a lawsuit that was brought by McMurry Oil Company and certain other producers (collectively, "McMurry") against TBI Exploration, Inc., Mountain Gas Resources, Inc., Western's wholly-owned subsidiary ("Mountain Gas") and Wildhorse Energy Partners, LLC regarding the ownership, nature and extent of a call on certain gas and the right to match offers for gathering and/or purchasing gas. McMurry had alleged damage claims in this matter of approximately $30 million. The parties have settled for substantially less than the amount claimed. Mountain Gas did not admit any liability or fault in the settlement. We believe it was in our best interest to end this litigation at this time.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    WESTERN GAS RESOURCES, INC.
                                    ---------------------------
                                    (Registrant)



Date: February 22, 2000             By:  /S/WILLIAM J. KRYSIAK
                                         ---------------------
                                         William J. Krysiak
                                         Vice President - Finance
                                         (Principal Financial and
                                         Accounting Officer)